EXHIBIT 12(a)

                                  EXHIBIT 12(a)
                           FLEET FINANCIAL GROUP, INC.
                  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                 TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS
                                   (thousands)



                                          ------------   ------------   ------------   ------------   ------------
                                              1995           1994           1993           1992           1991
                                          ------------   ------------   ------------   ------------   ------------
Earnings:
   Income (loss) before income taxes,
      extraordinary credit and
      cumulative effect of accounting
      charges                              $ 1,033,756    $ 1,379,639    $ 1,094,456    $   617,369   $   (16,375)
Adjustments:
   (a) Fixed Charges:
       (1) Interest on borrowed funds        1,278,598        990,395        751,754        638,430       728,337
       (2) 1/3 of Rent                          49,921         50,597         52,254         49,197        42,524
                                           -----------    -----------    -----------    -----------   -----------
   (b) Adjusted earnings                   $ 2,362,275    $ 2,420,631    $ 1,898,464    $ 1,304,996   $   754,486
                                           ===========    ===========    ===========    ===========   ===========

Fixed Charges                              $ 1,328,519    $ 1,040,992    $   804,008    $   687,627   $   770,861
                                           ===========    ===========    ===========    ===========   ===========


Adjusted earnings/fixed charges                   1.78           2.33 x         2.36 x         1.90 x        0.98 x *
                                           ===========    ===========    ===========    ===========   ===========



                       INCLUDING INTEREST ON DEPOSITS




                                          ------------   ------------   ------------   ------------   ------------
                                              1995           1994           1993           1992           1991
                                          ------------   ------------   ------------   ------------   ------------
Earnings:
   Income (loss) before income taxes,
      extraordinary credit and
      cumulative effect of accounting
      charges                              $ 1,033,756    $ 1,379,639    $ 1,094,456    $   617,369   $   (16,375)
Adjustments:
   (a) Fixed Charges:
       (1) Interest on borrowed funds        1,278,598        990,395        751,754        638,430       728,337
       (2) 1/3 of Rent                          49,921         50,597         52,254         49,197        42,524
       (3) Interest on deposits              1,726,403      1,170,532      1,165,046      1,698,804     2,414,060
                                           -----------    -----------    -----------    -----------   -----------
   (c) Adjusted earnings                   $ 4,088,678    $ 3,591,163    $ 3,063,510    $ 3,003,800   $ 3,168,546
                                           ===========    ===========    ===========    ===========   ===========

Fixed Charges                              $ 3,054,922    $ 2,211,524    $ 1,969,054    $ 2,386,431   $ 3,184,921
                                           ===========    ===========    ===========    ===========   ===========

Adjusted earnings/fixed charges                   1.34 x          1.62 x         1.56 x         1.26 x        0.99 x *
                                           ===========    ===========    ===========    ===========   ===========

* Note that adjusted earnings are inadequate to cover fixed charges, the deficiency being $16,375 for both the ratio excluding and including interest on deposits.